      As filed with the Securities and Exchange Commission on May 2, 2001.

                                                    REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           THERMO ELECTRON CORPORATION

             (Exact name of registrant as specified in its charter)

              Delaware                                     04-2209186
    (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                   Identification Number)

                                 81 WYMAN STREET
                        WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Sandra L. Lambert, Secretary
                           Thermo Electron Corporation
                                 81 Wyman Street
                                  P.O. Box 9046
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                             Seth H. Hoogasian, Esq.
                           Thermo Electron Corporation
                                 81 Wyman Street
                                  P.O. Box 9046
                        Waltham, Massachusetts 02454-9046
                                 (781) 622-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has become effective and after the exercise of the warrants.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                  Proposed Maximum
Title of Each Class of              Amount to be    Proposed Maximum              Aggregate Offering      Amount of
Securities to be Registered         Registered (1)  Offering Price Per Unit (2)   Price (2)           Registration Fee(3)
---------------------------         --------------  ---------------------------   ---------           -------------------

Common Stock, $1.00 par value (4)      202,182            $25.35                  $5,125,313.70            $1,281.33
Common Stock, $1.00 par value (4)       74,166            $28.75                  $2,132,272.50            $  533.07

(1) Includes an indeterminate number of additional shares of common stock as may from time to time be issued or become issuable by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416.

(2) The proposed maximum offering prices per unit and the proposed maximum aggregate offering price are based on the warrant exercise prices of $25.35 and $28.75 per share, as adjusted pursuant to the terms of the Agreement and Plan of Merger, dated as of October 19, 1999, by and among the Registrant and Thermo TerraTech Inc.

(3)  Pursuant to Rule 457(g).

(4) The shares of common stock being registered hereunder, if issued prior to the termination of the Thermo Electron Corporation Shareholder Rights Plan, shall include rights to purchase a unit consisting of one ten-thousandth of a share of Series B Junior Participating Preferred Stock. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                   PROSPECTUS

                    Subject to Completion, dated May 2, 2001

                           THERMO ELECTRON CORPORATION

                         276,348 SHARES OF COMMON STOCK

We are registering up to 276,348 shares of our common stock for sale by the Selling Stockholders listed on page 8 of this prospectus. These shares are issuable upon conversion of warrants that we assumed in our merger with our former majority-owned subsidiary Thermo TerraTech Inc.

We will receive the exercise price for the warrants in the event that they are exercised by the warrantholders.

Our common stock is traded on the New York Stock Exchange under the symbol "TMO." On April 30, 2001, the closing sale price of one share of common stock was $26.36.

Our address is Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454-9046, and our telephone number is (781) 622-1000.

                 This Investment Involves A High Degree of Risk.
  You Should Purchase These Securities Only If You Can Afford A Complete Loss.
                     See "Risk Factors" Beginning on Page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  May __, 2001

                           THERMO ELECTRON'S BUSINESS

         Thermo Electron Corporation (also referred to in this document as "Thermo Electron," "we," or "the company") is a global leader in the development, manufacture, and sale of technology-based instrument systems, components, and solutions used in virtually every industry to monitor, collect, and analyze data to provide knowledge for the user. For example, our powerful analysis technologies help biotech researchers sift through data to make the discoveries that will fight disease or prolong life; allow telecommunication equipment manufacturers to fabricate components required to increase the speed and quality of communications; and monitor and control industrial processes on-line to ensure that critical quality standards are met efficiently and safely.

         In the late 1980s, we adopted a strategy of spinning out certain businesses into separate public subsidiaries in which we kept a majority ownership. By 1997, we had spun out 22 public entities serving many diverse markets.

         In 1998, we began to reorganize and simplify our structure to regain business focus. During 1999, three of our public subsidiaries were taken private and then a fourth in early 2000. In January 2000, we announced a major reorganization that would allow us to focus solely on our instruments business. As part of this plan, we took private all of our remaining public subsidiaries, other than Spectra-Physics Lasers, Inc. (Spectra-Physics or SPLI), in which we acquired a majority interest in 1999 and continue to own 78 percent; Thermo Fibertek Inc. and its Thermo Fibergen Inc. subsidiary, which are discussed below; and Thermo Cardiosystems Inc., which we sold in February 2001. In addition, we decided to sell noncore businesses with aggregate revenues of more than $1 billion. We also expect to issue as a dividend to our shareholders two businesses that we plan to spin-off completely:

         - one business serves the healthcare industry with a range of medical products for diagnosis and monitoring;

         - the other, Thermo Fibertek, supplies systems to the paper making and recycling industry, as well as fiber-based consumer products.

         In February 2001, the company announced that it had entered into a definitive agreement to sell its power generation business.

         Our strategy going forward is to emphasize internal growth by investing proceeds from the sale of noncore businesses to pursue developments in the high-growth markets that we serve, particularly life sciences and optical technologies. We also plan to augment that growth by making complementary acquisitions.

          Thermo Electron is a Delaware corporation and was incorporated in 1956. The company completed its initial public offering in 1967 and was listed on the New York Stock Exchange in 1980. Its principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus and in the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference.

         THERMO ELECTRON FACES A NUMBER OF CHALLENGES IN INTEGRATING ITS INSTRUMENT BUSINESSES.

         Thermo Electron has historically operated its instrument businesses largely as autonomous, unaffiliated operations. As part of its reorganization, Thermo Electron has begun to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

         -Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

         -Thermo Electron's ability to combine these businesses will require coordination of previously autonomous administrative, sales and marketing, distribution, and accounting and finance functions and expansion and integration of information and management systems.

         -The integration process could become disruptive to Thermo Electron's instrument businesses.

         Moreover, Thermo Electron may not be able to realize all of the cost savings and other benefits that it expects to result from the integration process, even if the process is completed.

         IT MAY BE DIFFICULT FOR THERMO ELECTRON TO EXPAND BECAUSE SOME OF THE MARKETS FOR ITS PRODUCTS ARE NOT GROWING.

         Some of the markets in which Thermo Electron competes have been flat or declining over the past several years. To address this issue, Thermo Electron is pursuing a number of strategies to improve its internal growth, including:

         - finding new markets for its products, including, most significantly, in the areas of proteomics and photonics;

         - developing new applications for its technologies;

         - combining sales and marketing operations in appropriate markets to compete more effectively;

         - actively funding research and development; and

         - strengthening its presence in selected geographic markets.

         Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

         THE PROPOSED SPINOFFS OF THERMO FIBERTEK AND THE BUSINESS THAT SERVES THE HEALTHCARE INDUSTRY MAY NOT RESULT IN COMPANIES WITH STRONG LIQUIDITY OR FINANCIAL PERFORMANCE.

         The completion of the spinoffs of Thermo Fibertek and the business that serves the healthcare industry with a range of medical products for diagnostics and monitoring is subject to final action by the board of directors of Thermo Electron. In addition, Thermo Electron has chosen to delay the spinoffs until the second half of 2001, as a result of the current weakness in the financial markets, in order to maximize shareholder value.

         Thermo Electron is unable to predict the liquidity or market performance of the shares of the businesses it plans to spin off. Although Thermo Fibertek has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than Thermo Electron increases as a result of the spinoff. There is currently no public trading market for the shares of the company that conducts the business that serves the healthcare industry. The businesses that Thermo Electron is spinning off may not have the financial resources and management skills necessary to succeed as independent entities.

         AS A RESULT OF THE SPIN-OFF OF THERMO FIBERTEK, THERMO ELECTRON WILL REMAIN AS THE GUARANTOR OF INDEBTEDNESS ISSUED BY THERMO FIBERTEK EVEN THOUGH THERMO ELECTRON WILL NO LONGER CONTROL THERMO FIBERTEK'S BUSINESS OR OPERATIONS.

         Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek Inc. These debentures mature in July 2004. Thermo Electron will remain liable as a guarantor for this obligation following the spinoff, although it will no longer control the business or operations of Thermo Fibertek.

         THERMO ELECTRON HAS SIGNIFICANT INTERNATIONAL OPERATIONS, WHICH ENTAIL THE RISK THAT EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY AFFECT DEMAND FOR ITS PRODUCTS AND ITS PROFITABILITY.

         International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron intends to continue expanding its presence in international markets. In 2000, Thermo Electron's international revenues from continuing operations, including export revenues from the United States, accounted for approximately 50% of its total revenues. International revenues are subject to the risk that changes in exchange rates may adversely affect product demand and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency. For example, in fiscal 2000, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $80.0 million.

         THERMO ELECTRON HAS ACQUIRED SEVERAL COMPANIES AND BUSINESSES; AS A RESULT IT HAS RECORDED SIGNIFICANT GOODWILL ON ITS BALANCE SHEET, WHICH IT MUST CONTINUALLY EVALUATE FOR POTENTIAL IMPAIRMENT.

         Thermo Electron has acquired significant intangible assets, including approximately $1.4 billion of goodwill that it has recorded on its balance sheet as of December 30, 2000. Thermo Electron amortizes this goodwill principally over 40 year periods. Thermo Electron assesses the future useful life of the goodwill it has on its books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Goodwill amortization from Thermo Electron's continuing operations was $38 million in fiscal 2000. Thermo Electron's ability to realize the value of the goodwill that it has recorded as a result of its acquisition of the minority interests in its formerly publicly-traded subsidiaries will depend on the future cash flows of these businesses. These cash flows in turn depend in part on how well Thermo Electron has integrated these businesses.

         THERMO ELECTRON MUST DEVELOP NEW PRODUCTS, ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE, AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS IN ORDER TO REMAIN COMPETITIVE.

         Thermo Electron's growth strategy includes significant investment in and expenditures for product development, including most significantly in the areas of proteomics and photonics. Thermo Electron intends to increase spending in the area of research and development. Thermo Electron sells its products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, Thermo Electron's products and services will likely become technologically obsolete over time, in which case its revenue and operating results would suffer.

         Thermo Electron's customers use many of its products to develop, test and manufacture their own products. As a result, Thermo Electron must anticipate industry trends and develop products in advance of the commercialization of its customers' products. If it fails to adequately predict its customers' needs and future activities, Thermo Electron may invest heavily in research and development of products and services that do not lead to significant revenue.

         Many of its products and products under development are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing-process levels. These activities require Thermo Electron to make significant investments.

         Products in Thermo Electron's markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Thermo Electron's competitors may adapt more quickly to new technologies and changes in customers' requirements than Thermo Electron can. The products Thermo Electron is currently developing, or those it will develop in the future, may not be technologically feasible or accepted by the marketplace, and its products or technologies could become uncompetitive or obsolete.

         THERMO ELECTRON SELLS ITS PRODUCTS AND SERVICES TO A NUMBER OF COMPANIES THAT OPERATE IN CYCLICAL INDUSTRIES, WHICH COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS WHEN THOSE INDUSTRIES EXPERIENCE A DOWNTURN.

         The growth and profitability of Thermo Electron's Optical Technologies segment depends in part on sales to the semiconductor and telecommunications industries, which are subject to cyclical downturns. These industries have begun to experience slowing trends. A prolonged slowdown in these industries would adversely affect sales by the Optical Technologies segment, which in turn could adversely affect Thermo Electron's revenues and results of operations.

         CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR THERMO ELECTRON'S PRODUCTS OR INCREASE ITS EXPENSES.

         Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, many of Thermo Electron's instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

         DEMAND FOR SOME OF THERMO ELECTRON'S PRODUCTS DEPENDS ON CAPITAL SPENDING POLICIES OF ITS CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES.

         Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, sales of weighing and inspection equipment have decreased as a result of lower demand from the global packaged food industry, which is undergoing a period of consolidation.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results.

                                 USE OF PROCEEDS

         We will use the proceeds from the exercise of the warrants, if any, for general corporate purposes.

                DESCRIPTION OF THE COMMON STOCK PURCHASE WARRANTS

         The warrants were originally issued to the Selling Stockholders or their affiliates by Thermo TerraTech in private placement transactions pursuant to purchase agreements dated as of December 20, 1991, March 20, 1992, June 15, 1992, September 1, 1992, December 16, 1992, and March 18, 1993. On October 19, 1999, Thermo TerraTech and Thermo Electron entered into an Agreement and Plan of Merger, pursuant to which Thermo TerraTech was merged with and into a wholly-owned subsidiary of Thermo Electron on September 22, 2000. In the merger, each share of Thermo TerraTech common stock outstanding immediately prior to the effective time of the merger, other than shares held by Thermo TerraTech in its treasury and shares held by Thermo Electron, was converted into the right to receive 0.3945 share of Thermo Electron common stock.

         Under the terms of the merger agreement, Thermo Electron agreed to assume the warrants issued by Thermo TerraTech and convert them into warrants exercisable for Thermo Electron common stock. Under the terms of the warrants, this action resulted in an adjustment to both the number of shares underlying the warrants and the exercise price of the warrants. The number of shares of Thermo TerraTech common stock underlying the warrants has been adjusted by multiplying that number by 0.3945. In addition, the exercise price of the warrants to purchase Thermo TerraTech common stock has been adjusted by dividing that number by 0.3945. Accordingly, a warrant to purchase 12,000 shares of Thermo TerraTech common stock for $11.34 per share has been adjusted as follows:

         12,000 shares of Thermo TerraTech common stock x 0.3945 = 4,734 shares of Thermo Electron common stock

         Exercisable at $11.34 per share / 0.3945 = Exercisable at $28.75 per share

         All other terms and conditions of the warrants have remained the same, as described below.

         EXERCISE PERIOD AND PROCEDURE. The registered holder of a warrant may exercise the warrant, in whole or in part, but not as to fractional shares, at any time and from time to time before April 24, 2002. Thermo Electron will deliver certificates for shares purchased upon exercise of a warrant to the purchaser within ten days after it receives a completed and executed exercise agreement, in the form attached to the warrant, and a check representing the exercise price of the shares for which the warrant is exercised. Thermo Electron will deem shares issuable upon the exercise of a warrant to have been issued to the purchaser on the exercise date of the warrant, and will deem the purchaser for all purposes to have been the record holder of such shares on the exercise date. Unless an exercised warrant has expired or all of the purchase rights represented by the warrant have been exercised, Thermo Electron will prepare a new warrant, substantially identical thereto, representing the rights formerly represented by the warrant which have not expired or been exercised. The warrants may not be exercised as to fractional shares. If a fractional share would otherwise be issuable upon exercise of a warrant, Thermo Electron will, within ten days after the exercise date, deliver to the purchaser a check payable to the purchaser in lieu of the fractional share, in an amount equal to the market price of the fractional share as of the close of business on the exercise date.

         The issuance of certificates for shares upon exercise of a warrant will be made without charge to the registered holder for any issuance tax or any other cost incurred by Thermo Electron in connection with the exercise and the related issuance of shares. Thermo Electron will not, however, be required to pay any tax which may be payable in respect of any transfer, in whole or in part, of any warrant, or the delivery of stock certificates in a name other than that of the registered holder of a warrant presented for exercise, and any necessary tax must be paid by the registered holder at the time of presentation.

         Thermo Electron will not close its books for the transfer of the warrants or of any shares issued or issuable upon the exercise on the warrants in any manner which interferes with the timely exercise of the warrants.

         EXERCISE PRICE. The warrants issued pursuant to the purchase agreements dated as of December 20, 1991, March 20, 1992, June 15, 1992 and September 1, 1992 may be exercised at an adjusted exercise price of $25.35 per share, and the warrants issued pursuant to the purchase agreements dated as of December 16, 1992 and March 18, 1993 may be exercised at an adjusted exercise price of $28.75 per share . The exercise price of each warrant was originally determined by Thermo TerraTech after taking into account several factors, including

         o the fair market values of the common stock underlying the warrants on their respective dates of issuance,

         o the appropriate premiums over such fair market values compared to premiums applicable to listed or quoted options on similar securities,

         o the degree of volatility in the fair market values prior to such issuance and

         o the length of the exercise period of the warrants.

         ADJUSTMENTS. In order to prevent dilution of the rights granted under the warrants, both the exercise price and the number of shares that may be issued upon exercise of the warrants will be subject to adjustment from time to time if, during the exercise period, Thermo Electron

         o issues any shares of common stock as a dividend upon its common stock,

         o issues any shares of common stock by reclassification or otherwise,

         o combines its outstanding shares of common stock, by reclassification or otherwise or

         o declares a dividend upon the common stock payable otherwise than out of earnings or retained earnings and otherwise than in common stock.

         No adjustment of the exercise price will be made if the amount of the adjustment would be less than one cent per share, but in that case any adjustment that would otherwise be required then to be made will be carried forward and will be made at the time and together with the next adjustment which, together with any adjustment or adjustments so carried forward, would amount to not less than one cent per share. Upon any reorganization or reclassification of the capital stock of Thermo Electron, or any consolidation or merger of Thermo Electron with another corporation, other than a consolidation or merger in which Thermo Electron is the surviving entity and which does not result in any change in the common stock, or any sale or other disposition by Thermo Electron of all or substantially all of its assets to any other corporation, the terms of the warrants will be adjusted as follows. The warrants will, after those events, be exercisable for the number of shares of stock or other securities or property of Thermo Electron, or of the successor corporation that results from the consolidation or merger, as the case may be, to which the shares, and any other securities and property, of Thermo Electron, deliverable upon the exercise of the warrants, would have been entitled upon such reorganization, reclassification of capital stock, consolidation, merger, sale or other disposition if the warrants had been exercised immediately before the reorganization, reclassification of capital stock, consolidation, merger, sale or other disposition.

         NO VOTING RIGHTS. The warrants will not entitle their holders to any voting rights or other rights as stockholders of Thermo Electron.

         MISCELLANEOUS. The warrants and all rights thereunder are transferable, in whole or in part, without charge to the registered holder, upon surrender of the warrants with a properly executed assignment, in the form attached to the warrants, at the principal office of Thermo Electron. The warrants may be amended, and Thermo Electron may take actions that are prohibited by the warrants, or omit to take actions that it is required to perform, only if Thermo Electron has obtained the written consent of the holders of warrants representing at least 50% of the shares obtainable upon the exercise of the warrants outstanding at the time of that consent.

                              SELLING STOCKHOLDERS

         The following table lists the Selling Stockholders and other information regarding the beneficial ownership of the common stock underlying the warrants by each of the Selling Stockholders as of April 30, 2001. The information provided in the table below has been obtained from the Selling Stockholders. The Selling Stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                          Number of Shares Underlying            Maximum Number               Shares Beneficially
Names of Selling                          Warrants Owned Prior to                Of Shares Being              Owned After
Stockholders                              Offering                               Offered                      Offering(1)
--------------------------------------    ----------------------------------     -------------------------    ---------------------

Irving B. Harris Revocable                          81,070                                 81,070                         0
    Trust dated 7/31/87 (2)
Roxanne H. Frank Trust                              25,544                                 25,544                         0
    dated 3/16/84(3)
Couderay Partners(3)                                23,374                                 23,374                         0
Virginia H. Polsky Trust                            21,796                                 21,796                         0
    dated 8/5/84(3)
Jerome Kahn, Jr. Revocable                           8,383                                  8,383                         0
Trust, dated 10/16/87, Jerome
    Kahn, Jr., Trustee (3)
Fred Holubow(4)                                      6,509                                  6,509                         0
Marc A. Neuerman                                     2,762                                  2,762                         0
Yves Micheli                                         2,466                                  2,466                         0
Bear East Partners                                  11,070                                 11,070                         0
Terence M. Hogan                                       864                                    864                         0
William W. Harris Children                           2,367                                  2,367                         0
    Charity Trust dated 11/29/83(3)
William W. Harris Trust                             13,413                                 13,413                         0
    dated 6/22/84(3)
Harris Foundation(2)                                18,936                                 18,936                         0
Irving B. Harris Foundation(2)                       1,578                                  1,578                         0
John N. Hatsopoulos(5)                               4,931                                  4,931                         0
Darier, Hentsch & Cie.                               4,931                                  4,931                         0
Joseph Giamanco                                      4,931                                  4,931                         0
Peter G. Pantazelos                                  5,918                                  5,918                         0
The George and Dora Razis                            3,945                                  3,945                         0
    1981 Trust(6)
IBH Grandchildren Charity                            4,734                                  4,734                         0
    Trust dated 11/29/83(3)
Donna E. Barrows                                     5,523                                  5,523                         0
June H. Barrows                                      7,890                                  7,890                         0
William Harris Settlor Trust,                        1,578                                  1,578                         0
    F/B/O Patricia J. Rosbrow(2)
Robert L. Barrows                                    4,734                                  4,734                         0
James J. Pelts                                       1,578                                  1,578                         0
Mary Ann Wark                                        3,945                                  3,945                         0
Joan W. Harris(2)                                    1,578                                  1,578                         0

(1) Assumes that all of the shares underlying the warrants held by the Selling Stockholders and being offered under this prospectus are sold. None of the Selling Stockholders owns more than one percent of common stock of the company.

(2) Mr. Irving B. Harris, trustee of the Irving B. Harris Revocable Trust, is also Chairman of the Harris Foundation; Chairman of the Irving B. Harris Foundation; a trustee of the William Harris Settlor Trust, F/B/O Patricia J. Rosbrow; and the husband of Joan W. Harris. Accordingly, Mr. Harris may be deemed to own the 18.936, 1,578, 1,578 and 1,578 shares underlying the warrants, respectively, owned by those warrantholders.

(3) Mr. Jerome Kahn, Jr., trustee of the Jerome Kahn, Jr. Revocable Trust, and Mr. Marc A. Neuerman are also trustees of the Roxanne H. Frank Trust dated 3/16/84; managing agents of Couderay Partners; trustees of the Virginia H. Polsky Trust dated 8/5/84; trustees of the William W. Harris Children Charity Trust dated 11/29/83; trustees of the William W. Harris Trust dated 6/22/84; and trustees of the IBH Grandchildren Charity Trust dated 11/29/83. Accordingly, Mr. Kahn and Mr. Neuerman may each be deemed to own the 25,544, 23,374, 21,796, 2,367, 13,413 and 4,734 shares underlying the warrants, respectively, owned by those warrantholders.

(4) Mr. Holubow was a director of ThermoRetec Corporation ("ThermoRetec"), a former publicly-held subsidiary of the company, from 1992 until 2000 when ThermoRetec ceased to be publicly-held and he is also a director of Thermo Trilogy Corporation, a majority-owned subsidiary of the company.

(5) Mr. Hatsopoulos was Vice Chairman of the company from September 1998 to February 2000, a director of the company from September 1997 to February 2000 and served as a director of the following formerly publicly-held subsidiaries of Thermo Electron at various times in the period 1998 through February 2000:
Thermedics Inc., Thermo Fibertek Inc., Thermo Instrument Systems Inc. Thermo Ecotek Corporation, Thermo Power Corporation , Onix Systems Inc. and Thermo TerraTech Inc. He was the president of the company from 1997 to 1998, its chief financial officer from 1988 to 1998 and its executive vice president from 1986 to 1998. He also served as senior vice president and chief financial officer of several of the company's subsidiaries from 1988 until 1998.

(6) Mr. Paris Nicolaides is trustee of The George & Dora Razis 1981 Trust. Accordingly, Mr. Nicolaides may be deemed to own the 3,945 shares underlying the warrants owned by that trust.

         The shares underlying the warrants are being registered to permit public secondary trading of the shares from time to time by the Selling Stockholders. All of the warrants were acquired by the Selling Stockholders or their affiliates from Thermo TerraTech Inc. in private placement transactions pursuant to Securities Purchase Agreements with Thermo TerraTech dated as of December 20, 1991, March 20, 1992, June 15, 1992, September 1, 1992, December 16, 1992, and March 18, 1993. 202,181 of the warrants are exercisable at an exercise price of $25.35 per share and 74,166 of the warrants are exercisable at an exercise price of $28.75 per Share. Thermo Electron has agreed to prepare and file such amendments and supplements to the Registration Statement of which this Prospectus forms a part as may be necessary to keep the Registration Statement effective until all the shares underlying the warrants offered hereby have been sold pursuant thereto, until such shares are no longer, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, required to be registered for the public sale thereof by the Selling Stockholders, or until the warrants have expired by their terms.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell shares from time to time in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Stockholders may effect these transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both, which compensation to a particular broker-dealer might be in excess of customary commissions.

         The Selling Stockholders and any broker-dealers who act in connection with the sale of securities hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, and any commissions received by them and profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Thermo Electron will indemnify the Selling Stockholders against some liabilities in connection with their sales, including liabilities under the Securities Act as underwriter or otherwise.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon by John A. Piccione, Esq., Deputy General Counsel of Thermo Electron. Mr. Piccione is a full-time employee of Thermo Electron, and owns or has the right to acquire 57,933 shares of common stock.

                                     EXPERTS

         Our financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 30, 2000 have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the authority of such firm as experts in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

         (1) Annual Report on Form 10-K for the fiscal year ended December 30, 2000;

         (2)  Current Report on Form 8-K, filed with the SEC on April 30, 2001;

         (3) The description of our common stock which is contained in our Registration Statement on Form 8-A filed under the Exchange Act, as that description may be amended from time to time; and

         (4) The description of our Preferred Stock Purchase Rights which is contained in our Registration Statement on Form 8-A filed under the Exchange Act, as that description may be amended from time to time.

         All reports or proxy statements that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all securities offered herein have been sold, or that deregisters all securities then remaining unsold, will be incorporated by reference in this Registration Statement and to be a part of this document from the dates we file those documents.

[left panel]

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of May __, 2001. You should not assume that this prospectus is accurate as of any other date.

                 TABLE OF CONTENTS

                                                           PAGE

Thermo Electron's Business.........................          1
Risk Factors.......................................          2
Forward-Looking Statements.........................          5
Use of Proceeds....................................          5
Description of the Common Stock Purchase Warrants..          5
Selling Stockholders...............................          8
Plan of Distribution...............................          9
Legal Matters......................................         10
Experts............................................         10
Where You Can Find More Information................         10
Incorporation of Documents by Reference............         10

================================================================================

[right panel]

================================================================================

                          THERMO ELECTRON CORPORATION

                                276,348 SHARES OF
                                  COMMON STOCK
                          ($1.00 PAR VALUE PER SHARE)

                                ----------------
                                   PROSPECTUS
                                ----------------


                                  May __, 2001

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth Thermo Electron's estimates (other than the SEC and New York Stock Exchange registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the Selling Stockholders.

Item                                                                   Amount
                                                                       ------
SEC registration fee............................................  $    1,814.40
New York Stock Exchange listing fee.............................       1,500.00
Accounting fees and expenses....................................       5,000.00
Miscellaneous fees and expenses.................................       1,685.60
Total...........................................................  $   10,000.00

Item 15.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law and Thermo Electron's Certificate of Incorporation and By-Laws limit the monetary liability of directors to Thermo Electron and to its stockholders and provide for indemnification of Thermo Electron's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo Electron and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo Electron also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

         Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties.

Item 16.  Exhibits and Financial Statement Schedules

      (a)    Exhibits.

3.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 1 to the Registrant's Amendment No. 3 to Registration Statement on Form 8-A/A [File No. 1-8002] and incorporated herein by reference).

3.2 By-laws of the Registrant, as amended (filed as Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

5.1           Opinion of John A. Piccione, Esq. regarding legality.

23.1          Consent of Arthur Andersen LLP

23.2          Consent of John A. Piccione, Esq. (see Exhibit 5.1).

24.1          Power of Attorney (included on signature page).

Item 17.  Undertakings

         (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 2nd day of May, 2001.

                                          THERMO ELECTRON CORPORATION

                                          By:      /s/ Richard F. Syron
                                               -------------------------
                                          Richard F. Syron
                                          Chief Executive Officer and Director

                                POWER OF ATTORNEY

         Each of the undersigned Directors and Officers of Thermo Electron Corporation hereby appoints Theo Melas-Kyriazi, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                                       Title                                         Date
             ---------                                       -----                                         ----

 /s/ Richard F. Syron                     Chief Executive Officer and Director                          May 2, 2001
-------------------------------------     (Principal Executive Officer)
Richard F. Syron

/s/ Marijn E. Dekkers
-------------------------------------     President, Chief Operating Officer and Director               May 2, 2001
Marijn E. Dekkers

/s/ Theo Melas-Kyriazi                    Vice President and Chief Financial Officer                    May 2, 2001
-------------------------------------     (Principal Financial and Accounting Officer)
Theo Melas-Kyriazi

/s/ Samuel W. Bodman                      Director                                                      May 2, 2001
-------------------------------------
Samuel W. Bodman

/s/ Peter O. Crisp                        Director                                                      May 2, 2001
-------------------------------------
Peter O. Crisp

/s/ Elias P. Gyftopoulos                  Director                                                      May 2, 2001
--------------------------------------
Elias P. Gyftopoulos

/s/ Frank Jungers                         Director                                                      May 2, 2001
---------------------------------
Frank Jungers

/s/ Jim P. Manzi                          Director                                                      May 2, 2001
---------------------------------
Jim P. Manzi

/s/ Robert A. McCabe                      Director                                                      May 2, 2001
---------------------------------
Robert A. McCabe

/s/ Hutham S. Olayan                      Director                                                      May 2, 2001
---------------------------------
Hutham S. Olayan

/s/ Robert W. O'Leary                     Director                                                      May 2, 2001
---------------------------------
Robert W. O'Leary

                                  EXHIBIT INDEX

Exhibit
Number                                        Exhibit
------                                        -------

3.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 1 to the Registrant's Amendment No. 3 to Registration Statement on Form 8-A/A [File No. 1-8002] and incorporated herein by reference).

3.2 By-laws of the Registrant, as amended (filed as Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

5.1           Opinion of John A. Piccione, Esq. regarding legality.

23.1          Consent of Arthur Andersen LLP

23.2          Consent of John A. Piccione, Esq. (see Exhibit 5.1).

24.1          Power of Attorney (included on signature page).